Exhibit 5.1

January 10, 2025

Berry Global, Inc.

101 Oakley Street

Evansville, Indiana 47710

Re: Registration Statement on Form S-4 filed by Berry Global, Inc.

Ladies and Gentlemen:

We have acted as counsel to (a) Berry Global, Inc., a Delaware corporation (the “Issuer”), and a wholly owned subsidiary of Berry Global Group, Inc., a Delaware corporation (“Holdings”), (b) Holdings, (c) certain domestic subsidiaries of the Issuer set forth on Part I of Schedule 1 hereto (the “Delaware Obligors,” and collectively with the Issuer and Holdings, the “Delaware Opinion Parties”), (d) certain domestic subsidiaries of the Issuer set forth on Part II of Schedule 1 hereto (the “Massachusetts Opinion Parties” together with the Delaware Opinion Parties, the “Subject Parties”), and (e) certain other domestic subsidiaries of the Issuer set forth on Part III of Schedule 1 hereto (the “Other Obligors,” and collectively with the Subject Parties, the “Opinion Parties”; the Opinion Parties other than the Issuer, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offers by the Issuer (the “Exchange Offers”) to exchange an aggregate principal amount of up to $800,000,000 of its new 5.650% First Priority Senior Secured Notes due 2034 and aggregate principal amount of up to $800,000,000 of its new 5.800% First Priority Senior Secured Notes due 2031 (together, the “Exchange Notes”), for an equal amount of its outstanding unregistered 5.650% First Priority Senior Secured Notes due 2034 and unregistered 5.800% First Priority Senior Secured Notes due 2031 (together, the “Outstanding Notes”), issued and outstanding under that certain (A) Indenture, dated as of January 17, 2024 (the “ January Indenture”) and (B) Indenture, dated as of May 28, 2024 (the “May Indenture” and together with January Indenture, the “Indentures”) , each by and among the Issuer, the Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “Trustee”). Payment of the Exchange Notes is to be guaranteed by each of the Guarantors pursuant to a guarantee (collectively, the “Guarantee”) contained in the Indentures.

In connection herewith, we have examined:

(1)            the Registration Statement and the related form of prospectus included therein (including all exhibits thereto) in the form in which it was transmitted to the Commission under the Act;

(2)            an executed copy of the Indentures;

(3)            executed copies of the Outstanding Notes;

Berry Global, Inc.

January 10, 2025

(4)            the forms of the Exchange Notes;

(5)            the Certificate of Incorporation, the Certificate of Formation, bylaws, limited liability company agreement, partnership agreement and trust agreement, as applicable, and other organizational documents of each Subject Party, as in effect on the date hereof and as certified by the applicable Secretary, Assistant Secretary or other appropriate representative of each such Subject Party (its “Organizational Documents”);

(6)            certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of the Issuer and each of the Subject Parties, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The items referred to in clauses (1) through (4) above are collectively referred to as the “Transaction Documents.” The items referred to in clauses (1) through (6) above are collectively referred to as the “Reviewed Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Issuer and the Subject Parties, statements and certificates of public officials and officers of the Issuer and the Subject Parties, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing and the Reviewed Documents, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents certificates and statements of appropriate representatives of the Issuer and the Subject Parties.

In connection herewith, we have assumed that, other than with respect to the Issuer and the Subject Parties, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have further assumed that all of the documents referred to in this opinion letter constitute the valid, binding and enforceable obligations of all of the parties thereto other than the Issuer and the Subject Parties.

We have further assumed, with your permission, that (i) each of the Other Obligors has been duly organized and is validly existing in good standing under the laws of its state of organization, (ii) the execution and delivery by each such Other Obligor of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder are within its organizational power and have been duly authorized by all necessary action (corporate or other) on its part, and (iii) each of the Transaction Documents to which any Other Obligor is a party has been duly executed and delivered by each such Other Obligor. We understand that you are receiving opinion letters, dated the date hereof, from the various law firms indicated on Schedule 2 hereto (the “Local Counsel Opinions”), as to such matters relating to the Other Obligors under the laws of the Other Obligors’ respective states of organization, and that such opinion letters are being filed as exhibits to the Registration Statement as indicated on Schedule 2 hereto. With your permission, we have assumed the correctness of the conclusions set forth in the Local Counsel Opinions and express no opinion herein with regard thereto.

Berry Global, Inc.

January 10, 2025

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Indentures has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) have been duly executed by the Issuer and authenticated and delivered by the Trustee and issued in exchange for the Outstanding Notes in accordance with the provisions of the Indentures upon consummation of the Exchange Offers, and otherwise in accordance with the terms of the Registration Statement and the exhibits thereto:

(1)	the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms; and

(2)	each Guarantee will constitute the valid and binding obligations of the respective Guarantors, enforceable against the respective Guarantors in accordance with their terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)            Our opinions set forth herein reflect only the application of applicable New York law (excluding the securities and blue sky laws of such states, as to which we express no opinion), and to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Massachusetts Uniform Trust Code excluding in each case any and all rules and regulations issued thereunder and executive and judicial interpretations thereof, the Massachusetts Business Corporations Act, the Massachusetts Limited Liability Company Act, and the Massachusetts Uniform Limited Partnership Act (the jurisdictions referred to in this sentence being sometimes collectively referred to herein as the “Opinion Jurisdictions”). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of the laws of any jurisdiction other than the Opinion Jurisdictions, or in the case of Delaware and Massachusetts, any other laws of such states.

(b)            Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(c)            Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

Berry Global, Inc.

January 10, 2025

(d)            We express no opinion as to:

(i)            the enforceability of (A) any provision of the Indentures or the Exchange Notes (collectively, the “Operative Documents”) purporting or attempting to (1) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Issuer, any Guarantor or any other person to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (7) provide for or grant a power of attorney, or (B) any provision of the Operative Documents relating to choice of law; or

(ii)           the enforceability of (A) any rights to indemnification or contribution provided for in the Operative Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) any provisions in the Operative Documents purporting to provide to the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it, or (C) provisions in the Operative Documents whose terms are left open for later resolution by the parties.

(e)            Enforceability of the Guarantee is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Indentures may be unenforceable under or limited by the laws of the Opinion Jurisdictions; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantee, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantee after consummation of the Exchange Offers may prevent the practical realization of the benefits intended by the Guarantee through a release or discharge of one or more Guarantors.

(f)            We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to this firm in the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such jurisdictions as you may deem necessary in the course of complying with the laws of such jurisdictions regarding the Exchange Offers. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Berry Global, Inc.

January 10, 2025

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP

Schedule 1

Part I: Delaware Obligors

1.	AeroCon, LLC
2.	Berry Global Films, LLC
3.	Berry Plastics Acquisition Corporation V
4.	Berry Plastics Acquisition LLC X
5.	Berry Plastics Design, LLC
6.	Berry Plastics Filmco, Inc.
7.	Berry Plastics IK, LLC
8.	Berry Plastics Opco, Inc.
9.	Berry Plastics SP, Inc.
10.	Berry Plastics Technical Services, Inc.
11.	Berry Specialty Tapes, LLC
12.	Berry Tapes Holding Company, Inc.
13.	BPRex Closure Systems, LLC
14.	BPRex Closures Kentucky Inc.
15.	BPRex Closures, LLC
16.	BPRex Delta Inc.
17.	BPRex Healthcare Brookville Inc.
18.	BPRex Healthcare Packaging Inc.
19.	BPRex Plastic Packaging Inc.
20.	Caplas LLC
21.	Caplas Neptune, LLC
22.	Captive Plastics, LLC
23.	Cardinal Packaging, Inc.
24.	Consumer Packaging Int’l Holdings, LLC
25.	Covalence Specialty Adhesives LLC
26.	CPI Holding Corporation
27.	Estero Porch, LLC
28.	F&S Precision Holdings, Inc.
29.	F&S Export, Inc.
30.	Global Closure Systems America 1, Inc.
31.	Kerr Group, LLC
32.	Knight Plastics, LLC
33.	Lamb’s Grove, LLC
34.	Millham, LLC
35.	Packerware, LLC
36.	Pliant International, LLC
37.	Pliant, LLC
38.	Poly-Seal, LLC
39.	RPC Leopard Holdings, Inc.
40.	RPC Packaging Holdings (US), Inc.

41.	RPC Superfos US, Inc.
42.	RPC Zeller Plastik Libertyville, Inc.
43.	Rollpak Corporation
44.	Saffron Acquisition, LLC
45.	Setco, LLC
46.	Sugden, LLC
47.	Sun Coast Industries, LLC
48.	Uniplast Holdings, LLC
49.	Uniplast U.S., Inc.
50.	Venture Packaging Midwest, Inc.
51.	Venture Packaging, Inc.

Part II: Massachusetts Opinion Parties

1.	Chocksett Road Limited Partnership
2.	Chocksett Road Realty Trust
3.	Dumpling Rock, LLC
4.	Laddawn, Inc.

Part III: Other Obligors

1.	BPRex Product Design and Engineering Inc., a Minnesota corporation
2.	BPRex Specialty Products Puerto Rico Inc., a New Jersey corporation
3.	Grafco Industries Limited Partnership, a Maryland limited partnership
4.	Letica Corporation, a Michigan corporation
5.	Letica Resources, Inc., a Michigan corporation
6.	M&H Plastics, LLC, a Virginia limited liability company
7.	RPC Bramlage, Inc., a Pennsylvania corporation
8.	F&S Tool, Inc., a Pennsylvania corporation

Schedule 2

Local Counsel

Law Firm	State	Exhibit
Shapiro Sher Guinot & Sandlwer, P.A.	Maryland	5.2
Bodman PLC	Michigan	5.3
Fredrikson & Byron, P.A.	Minnesota	5.4
Gess Gess & Wallace, P.C.	New Jersey	5.5
Dinsmore & Shohl LLP	Pennsylvania	5.6
Gentry Locke	Virginia	5.7